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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
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                                AMENDMENT NO. 1
                                SCHEDULE 13E-3
                       RULE 13e-3 TRANSACTION STATEMENT
      (PURSUANT TO SECTION 13(e) OF THE SECURITIES EXCHANGE ACT OF 1934)
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                              G & L Realty Corp.
                               (NAME OF ISSUER)
                              ------------------
                              G & L Realty Corp.
                            G & L Acquisition, LLC
                     (NAME OF PERSON(S) FILING STATEMENT)
                              ------------------
                         Common Stock, $0.01 Par Value
                        (TITLE OF CLASS OF SECURITIES)
                              ------------------
                                   361271109
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                              ------------------

     David E. Hamer             Copy to:  Frederick B. McLane, Esq
     G & L Realty Corp.                   O'Melveny & Myers LLP
     439 N. Bedford Drive                 400 South Hope Street
     Beverly Hills, CA 90210              Los Angeles, CA 90071
     (310) 273-9930                       (213) 430-6000

     Daniel M. Gottlieb         Copy to:  Neal H. Brockmeyer, Esq.
     G & L Acquisition, LLC               Heller Ehrman White & McAuliffe LLP
     c/o G & L Realty Corp.               601 S. Figueroa Street, 40th Floor
     439 N. Bedford Drive                 Los Angeles, CA 90017
     Beverly Hills, CA 90210              (213) 689-0200
     (310) 273-9930

           (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSONS AUTHORIZED
         TO RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF PERSON(S)
                               FILING STATEMENT)

This statement is filed in connection with (check the appropriate box):

a. [X] The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) under the Securities Exchange Act of 1934.

b.   [_]  The filing of a registration statement under the Securities Act of
          1933.
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c.   [_]  A tender offer.

d.   [_]  None of the above.

Check the following box if the soliciting material or information statement referred to in checking box (a) are preliminary copies: [X]

                                 INTRODUCTION

     The purpose of this Amendment No. 1 to the Rule 13e-3 Transaction Statement on Schedule 13E-3 originally filed jointly by G & L Realty Corp., a Maryland corporation (the "Company"), and G & L Acquisition, LLC, a Maryland limited liability company (the "Acquiror") on June 29, 2001, is to refile Exhibit (b) from which one page was inadvertently omitted in the original filing and to fill in the filing date of the Proxy Statement in the Exhibit Index.

ITEM 16.  EXHIBITS.
(Regulation M-A 1016(a)-(d), (f) & (g))

     (b) Commitment Letter, dated April 3, 2001, of GMAC Commercial Mortgage Corporation to Messrs. Gottlieb and Lebowitz.
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                                   SIGNATURE

     After due inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated: July 2, 2001               G & L REALTY CORP.



                                        By:    /s/ David E. Hamer
                                               ------------------------------
                                        Name:  David E. Hamer
                                        Title: Vice President, Chief Accounting
                                               Officer, Secretary



                                        G & L ACQUISITION, LLC



                                        By:    /s/ Daniel M. Gottlieb
                                               ------------------------------
                                        Name:  Daniel M. Gottlieb
                                        Title: Managing Member
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                                 Exhibit Index

Exhibit
Number       Description
------       -----------

(a)(i) Preliminary Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on June 29, 2001 (incorporated herein by reference to the Proxy Statement).

(b) Commitment Letter, dated April 3, 2001, of GMAC Commercial Mortgage Corporation to Messrs. Gottlieb and Lebowitz.